Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

ElectraMeccanica Vehicles Corp.
(Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$34,222,467.56	0.00014760	$5,051.24
Fees Previously Paid	—		—
Total Transaction Valuation	$34,222,467.56
Total Fees Due for Filing			$5,051.24
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$5,051.24(1)
(1) Paid by Xos, Inc. in accordance with Rule 0-11(c)(3) of the Securities Exchange Act of 1934, as amended.

(i)	Title of each class of securities to which transaction applies: Common shares, without par value, of ElectraMeccanica Vehicles Corp. (“ElectraMeccanica common shares”).

(ii)
Aggregate number of securities to which transaction applies:

As of the close of business on January 24, 2024, the maximum number of ElectraMeccanica common shares to which this transaction applies is estimated to be 135,534,525, which consists of (a) 119,292,132 outstanding ElectraMeccanica common shares; (b) 12,445,156 ElectraMeccanica common shares underlying outstanding stock options, with exercise prices at or above $0.2525 per share; (c) 2,175,000 ElectraMeccanica common shares underlying outstanding restricted share units; (d) 747,449 ElectraMeccanica common shares underlying outstanding deferred stock units; and (e) 874,788 ElectraMeccanica common shares underlying outstanding warrants.

(iii)
Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the product of (A) 135,534,525 ElectraMeccanica common shares (including 119,292,132 outstanding ElectraMeccanica common shares, 12,445,156 ElectraMeccanica common shares underlying outstanding stock options, 2,175,000 ElectraMeccanica common shares underlying outstanding restricted share units, 747,449 ElectraMeccanica common shares underlying outstanding deferred stock units and 874,788 ElectraMeccanica common shares estimated to be issuable after the Effective Date upon the exercise of currently out-of-the-money ElectraMeccanica warrants) and (B) $0.2525, the average of the high and low prices per ElectraMeccanica common share as of January 24, 2024, as quoted on the Nasdaq Capital Market (such product, the “Total Consideration”).

Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00014760 multiplied by the Total Consideration.

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	Xos, Inc.	Prem 14A	001-39598		January 31, 2024		$5,051.24